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                                                                 EXHIBIT 10.3(e)



                             EMPLOYMENT AGREEMENT
                             --------------------


     AGREEMENT, made and entered into as of the 7th day of April 1997 by and between Playboy Enterprises, Inc., a Delaware company (together with its successors and assigns permitted under this Agreement, the "Company"), and Ms. Marianne Howatson (the "Executive").


                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.  Definitions.
         -----------

         (a) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

         (b)  "Board" shall mean the Board of Directors of the Company.

         (c)  "Cause" shall mean that, prior to any termination pursuant to
Section 11(c) hereof, the Executive shall have:

              (i) been convicted of a criminal violation involving dishonesty, fraud or breach of trust; or

             (ii) willfully engaged in misconduct in the performance of Executive's duties that materially injures the




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                                                                               2

Company or any entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary").

               (d) "Constructive Termination without Cause" shall mean termination by the Executive of her employment following occurrence of any of the following events without her written consent:

                    (i) a reduction in the Executive's compensation (Base Salary, bonus opportunity or equity opportunity) or material reduction of any employee benefit or perquisite that is not equally applicable to other members of senior management of the Company;

                   (ii) the failure to continue the Executive in a position which she then holds or removal of her from any such position;

                  (iii) a material diminution in the Executive's duties, the assignment to the Executive of duties which are materially inconsistent with her current duties or, so long as the Executive is serving as President of the Publishing Group of the Company, a change in the reporting relationship of the Executive so that she no longer reports directly to the Chief Executive
Officer;

                   (iv) the relocation of the Executive's office to a location more than 50 miles from New York, NY; and

                    (v) the failure of the Company to obtain the assumption of the Agreement by any successor.


          2.   Term of Employment.

               The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing April 21, 1997 and ending June 30, 2001, subject to earlier termination as provided in Section 11, below.

          3.   Position, Duties and Responsibilities.

               (a) During the Term of Employment, the Executive shall be employed as an Executive Vice President of the Company and President of the Publishing Group. The Executive, in carrying out her duties under this Agreement, shall report to the Chairman of the Board and Chief Executive
Officer.
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                                                                               3

               (b) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving, subject to approval of the Chairman of the Board, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs, provided that such activities do not interfere with the proper performance of her duties and responsibilities as the President of the Publishing Group.

          4.   Base Salary.

               The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of no less than $400,000. The Base Salary shall be increased annually at a rate of no less than 5% commencing July 1, 1998.

          5.   Annual Incentive Compensation.

               Commencing in FY 1998, the Executive shall participate in the Executive Incentive Compensation Plan with an annual target award opportunity of 60% of Base Salary (80% of which will be tied to Publishing Group performance to budget and 20% of which will be tied to corporate performance to budget), 50% of which amount ($120,000) shall be guaranteed in respect of FY 1998 and paid when incentive compensation is customarily paid to the Company's senior executives.

               The Executive shall receive guaranteed incentive compensation for FY 1997 of an amount equal to the product of $120,000 times a fraction, the numerator of which is the number of days Executive is in the employ of the company in FY 1997 and the denominator of which is 365, payable when FY 1997 incentive compensation is paid to the Company's senior executives.

          6.   Profit Participation.

               The Executive shall receive additional annual compensation based on the profits of Playboy Publishing Group for each fiscal year during the Term of Employment computed as follows:

               (a) The Executive shall receive a sum equal to 5% of the amount by which the Pre-tax Profits of the Playboy Publishing
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                                                                               4

Group for each fiscal year (July 1 through June 30) exceeds the Profits Base (as defined below) for the previous fiscal year. Each fiscal year shall be deemed a separate accounting period for purposes of computing Profit Participation.

               (b) The Profits Base is defined as the amount of Pre-tax Profits of the Playboy Publishing Group computed in accordance with Generally Accepted Accounting Principles ("GAAP") by the Company's outside auditors in the preparation of the Company's audited financial statements for the applicable fiscal year.

               (c) Pre-tax Profits of the Playboy Publishing Group for any fiscal year shall be the amount, if any, by which the total net revenues of the Playboy Publishing Group, including its subsidiaries and the Group's pro-rata share of revenues derived from all controlled affiliates, exceeds all reasonable and applicable operating expenses attributable to same, in accordance with GAAP used by the Company's outside auditors in the preparation of the Company's audited financial statements.

                    In computing the Pre-tax Profits of the Playboy Publishing Group for any fiscal year, there shall be allowed all fair and reasonable allocations of items of revenue and expense between divisions, subsidiaries and affiliates of the Company, including, but not limited to, inter company sales, expenses such as rent, occupancy, general administrative and personnel salaries, MIS, insurance, employee benefit costs, security, payroll processing, legal and tax advisory fees, depreciation, profit sharing and auditing expenses; provided, however, the Executive and the Chief Executive Officer of the Company may agree to exclude from the computation of Pre-tax Profits expenses associated with acquisitions or investments.

                    Further, the effect of any one time gains or losses accounted for as part of the Playboy Publishing Group shall be amortized evenly over four (4) years, beginning in the month of occurrence, for purposes of calculating Pre-tax Profit, regardless of how the transaction is accounted for under GAAP. A "One Time Gain or Loss" is a gain or loss resulting from a transaction not in the ordinary course of business.

                    In no event shall profits or losses, except as described in the preceding paragraph, from any fiscal year be carried over or back to any fiscal year during the base period or otherwise taken into consideration in computing the Pre-tax Profits for any other fiscal year during the base period.
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                                                                               5

               (d) Profit Participation, if any, for any fiscal year, including any Pro Rata Profit Participation as defined below, shall be paid to the Executive no later than ninety (90) days following the end of such fiscal year.

               (e) In the event that the Executive is to receive a Pro Rata Profit Participation upon termination as provided in Section 11 below, the Pro Rata Profit Participation shall be that percentage of the Profit Participation otherwise payable for the fiscal year in which termination occurs equal to a fraction, the numerator of which is the number of calendar days in the period commencing July 1 of such fiscal year and ending on the effective date of the Executive's termination, and the denominator of which is 365.

          7.   Long-term Incentives.

               (a) The Executive shall participate on an ongoing basis in any long-term incentive programs made available to senior-level executives of the Company.

               (b) As soon as practicable after commencement of the Executive's employment, the Company shall grant the Executive a 10-year option, substantially in the form attached to this Agreement as Exhibit A, to purchase 75,000 shares of stock.

               (c) As soon as practicable after commencement of the Executive's employment the Company shall grant the Executive 15,000 shares of restricted stock substantially in the form attached to this Agreement as Exhibit B.

          8.   Employee Benefit Programs.

               The Executive shall be eligible to participate in the employee benefit programs of the Company applicable to senior level executives, including, without limitation, qualified and supplemental retirement and savings plans, medical/dental and hospitalization plans, life insurance, short- and long-term disability programs, accidental death and dismemberment protection and travel accident insurance. In addition, the Executive shall be entitled to five weeks per annum vacation.
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          9.   Perquisites.

               The Executive shall be entitled to perquisites on the same basis as made available to other senior executives of the Company, including without limitation, the following:

               (a)  residential security and
               (b)  expensing the cost of upgrade certificates or coupons.

          10.  Reimbursement of Business and Other Expenses.

               The Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement and the Company shall promptly reimburse her for all business expenses incurred in connection with carrying out the business of the Company, including up to $15,000 for legal expenses incurred in connection with her employment arrangements with the Company, upon submission of documentation reasonably satisfactory to the Company of such expenses.

          11.  Termination of Employment.

               (a) Termination Due to Death. In the event the Executive's employment is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to:

                    (i) Base Salary for a period of 90 days following the date of death;

                   (ii) a pro rata Annual Incentive Compensation award (based on the amount of Incentive Compensation payable for the fiscal year in which the death occurs;

                  (iii) if death occurs after the 6th month of the fiscal year, a pro rata Profit participation award for the year of death, calculated as provided in Section 6 above;

                   (iv) the right to exercise any stock option which was exercisable at the date of the Executive's death for a period of 1 year following the Executive's death;

                    (v) any amounts earned, accrued or owing to the Executive but not yet paid; and

                   (vi) other benefits in accordance with applicable plans and programs of the Company.
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                                                                              7

               (b) Termination Due to Disability. In the event the Executive becomes totally disabled or disabled such that she is rendered unable to perform substantially all of her usual duties for the Company, and if such disability shall persist for a continuous period in excess of four (4) months, or an aggregate period in excess of four (4) months in any one fiscal year, the Company shall have the right at any time after the end of such period to terminate the Executive's employment under this Agreement by delivering a thirty
(30) day prior written notice to her.

               For purposes of this agreement, if the Executive and the Company shall disagree as to whether she is totally disabled, or disabled such that she is rendered unable to perform substantially all of her usual duties for the Company, the decision of a doctor, mutually agreed upon by the parties, shall be binding as to both questions. If the parties cannot agree upon a doctor, the Executive and the Company shall each select a doctor. The two (2) doctors so selected shall select a third doctor who shall resolve either or both of the questions referred to above.

               In the event the Executive's employment is terminated due to disability, she shall be entitled to:

                    (i) Base Salary for six months following the effective date of her termination due to disability;

                   (ii) a pro rata Annual Incentive Compensation award (based on the higher of (A) the actual bonus earned in the prior year or (B) the target bonus for the year of termination);

                  (iii) if termination due to disability occurs after the sixth month of the fiscal year, a pro rata Profit Participation award for the year of termination, calculated as provided in Section 6 above;

                   (iv) the right to exercise any option which is exercisable on the date of termination for a period of one (1) year;

                    (v) any amounts earned, accrued or owing to the Executive but not yet paid; and

                   (vi) disability and other benefits in accordance with the applicable plans and programs of the Company.
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                                                                               8
         (c) Termination by the Company for Cause. In the event the Company terminates the Executive's employment for Cause, she shall be entitled to:

                 (i) Base Salary through the date of the termination of her employment for Cause;

                (ii) any amounts earned, accrued or owing to the Executive but not yet paid; and

               (iii) other benefits, if any, in accordance with applicable plans and programs of the Company.

               A Termination for Cause shall not take effect unless the Executive is given written notice of the Company's intention to terminate her for Cause and unless she is given an opportunity to be heard by the Board.

          (d) Termination Without Cause or Constructive Termination Without Cause. In the event the Executive's employment is terminated without Cause or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to:

                 (i) Base Salary through the date of termination of the Executive's employment;

                (ii) Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment, (x) for a period of 12 months (the "Salary Continuation Period") and (y) if termination occurs prior to the end of the Executive's first year of employment, Base Salary for the remainder of the first year, all payable in a single installment immediately after her termination;

               (iii) Incentive Compensation payments for the year in which termination occurs and if termination occurs after the 6th month of such fiscal year, Incentive Compensation in the next succeeding fiscal year as if Executive's employment had not been terminated, payable when Incentive Compensation is paid to the Company's senior executives for such fiscal year.

                (iv) if termination occurs after the 6th month of the fiscal year, a pro rata Profit Participation award for the year of termination, calculated as provided in Section 6 above;
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                                                                               9

                  (v) the right to exercise any stock option which was exercisable at the date of Executive's termination for a period of 3 months following the date of termination;

                 (vi) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which she was participating on the date of the termination of her employment and in which she is entitled to continue until the earlier of the end of the Salary Continuation Period or the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer; in the event that any of the benefit plans do not permit the Executive's participation, the Company shall provide the Executive with the economic equivalent on an after-tax basis during and only during the Salary Continuation Period;

                (vii)  Company-provided executive outplacement;

               (viii) any amounts earned, accrued or owing to the Executive but not yet paid; and

                 (ix) other benefits in accordance with applicable plans and programs of the Parent and the Company.

          (e)  Voluntary Termination.  Same consequences as Termination for
Cause.

          (f) Termination Following a Change in Control. The Company and the Executive are entering into a Severance Agreement which is attached to this Agreement as Exhibit C. In the event the Executive's employment is terminated following a Change in Control, (as defined in the Severance Agreement), the Executive's rights and entitlements shall be determined in accordance with the Severance Agreement.

               Any amounts payable to the Executive under Section 11(d) will be reduced by any amounts paid to her pursuant to the Severance Agreement.

          (g) No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due her under the Agreement on account of any remuneration attributable to any subsequent employment that she may obtain or any claims the Company may have against her.
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                                                                              10

     12.  Resolution of Disputes.

          Any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York, NY in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement and all benefits to which the Executive is entitled at the time the dispute arises.

     13.  Indemnification.

          (a) The Executive shall be entitled to indemnification by the Company in accordance with the provisions of Section 6 of the Company's bylaws and the implementing Board resolutions as in effect on the date of this agreement or, if more favorable to Executive, the provisions of such bylaws as in effect at the time indemnification is requested.

          (b) The Executive shall be entitled to coverage under any policy of directors' and officers' liability insurance maintained by the Company, if any.

     14.  Effect of Agreement on Other Benefits.

          Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     15.  Assignability; Binding Nature.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive)
and assigns. Without the prior written consent of the Company, no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be
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                                                                              11

transferred only by will or operation of law, except as provided in Section 20 below.

     16.  Conflicts of Interest.

          (a) It is hereby acknowledged that Executive is aware of Company's conflict of interest policies (a copy of which is attached hereto as Exhibit "D" and by this reference made a part hereof), and understands that compliance therewith is of the essence of and is material to this Agreement. Company agrees that Executive shall have a period of sixty (60) days from commencement of services hereunder during which to divest herself of ownership of any firms, corporation, stock or similar items which are in violation of said conflict of interest policy. Nothing herein shall be construed to prevent Executive from owning an interest of less than one percent (1%) of the outstanding stock of any publicly traded company, whether or not such publicly traded company is in a business competitive to Company.

          (b) Executive recognizes and acknowledges that a breach of the provisions of this paragraph would result in immeasurable and irreparable harm to Company. Executive accordingly agrees that in addition to, and not in lieu of, all other remedies available to Company against Executive by reason of such breach, Company shall be entitled to temporary and permanent injunctive relief to prevent the occurrence or continuation thereof.

     17.  Non-Competition.

          Executive acknowledges that (i) by virtue of her employment with the Company, Executive will obtain knowledge, know-how, confidential and proprietary information, training and experience, (ii) the Company has a protectible interest in such knowledge, know-how, training, information and experience and there is a substantial probability that such knowledge, know-how, training, information and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment, and (iii) the agreements and covenants contained in this Agreement are essential to protect the value of the Company's business and assets, including such protectible interest. Therefore, Executive agrees that, for the period commencing on April 21, 1997 and ending at the later of Executive's termination or the Salary Continuation Period, Executive will not engage in any Competitive Activity. Competitive Activity means a business that engages in men's sophisticate publishing, including both print and electronic media.

          18.  Nondisclosure of Confidential Information.

               During and after the term of this Agreement, Executive will not disclose any information about the Company that is not in the public domain that was acquired by Executive in the course of her employment by the Company except
(i) as such disclosure is required or appropriate in connection with her work as an employee of the Company and (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body with apparent jurisdiction to order her to disclose such information.

          19.  Entire Agreement.

               This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

          20.  Amendment or Waiver.

               No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

          21.  Severability.

               In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          22.  Survivorship.

               The respective rights and obligations of the Parties
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                                                                              13

hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

          23.  Beneficiaries/References.
               ------------------------

               The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

          24.  Governing Law.
               -------------

               This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

          25.  Notices.
               -------

               Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

     If to the Company:            Playboy Enterprises, Inc.
                                   680 North Lake Shore Drive
                                   Chicago, IL 60611
                                   Attention:  Howard Shapiro
                                               General Counsel

     If to the Executive:          Ms. Marianne Howatson
                                   c/o Playboy Enterprises, Inc.
                                   730 Fifth Avenue
                                   New York, New York 10019
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          26.  Headings.
               --------

               The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          27.  Counterparts.
               ------------

               This Agreement may be executed in two or more counterparts.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                       Playboy Enterprises, Inc.



                                       By:  /s/ Christie Hefner
                                            ---------------------
                                            Christie Hefner
                                            Chairman, and
                                            Chief Executive Officer



                                            /s/ Marianne Howatson
                                            ---------------------
                                            Marianne Howatson